Exhibit 3.1(i)(a)

State of Delaware
Secretary of State
Division of Corporations

Delivered   01:35 PM 01/05/2018
FILED   01:35 PM 01/05/2018
SR     20180086721   -   File Number     2109707

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GREENWAY DESIGN GROUP, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Greenway Design Group, Inc., a corporation organized and existing under and by virtue of the provisions of, and subject to the requirements of, the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that:

1.    That the name of this corporation is Greenway Design Group, Inc., and that this corporation was originally incorporated in the State of Delaware on December 4, 1986 under the name Prescription Corporation of America.

2.    That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restated is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is hereby amended to REDWOOD SCIENTIFIC TECHNOLOGIES, INC. (the “Corporation”)

ARTICLE II

The address of the Corporation’s registered office in the state of Delaware is located at 16192 Coastal Highway in the City of Lewes, County of Sussex, Delaware 19958. The name of the Corporation’s registered agent at such address is Harvard Business Services, Inc.

ARTICLE III

The purposes for which the Corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Delaware or of the United States of America, and without limiting the generality of the foregoing, specifically:

A.            To have and to exercise all the powers now or hereafter conferred by the laws of the State of Delaware upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto.

B.           To discount and negotiate promissory notes, drafts, bills of exchange and other evidences of debt, and to collect for others money due them on notes, checks, drafts, bills of exchange, commercial paper or other evidence of indebtedness.

C.           To purchase or otherwise acquire, own, hold, lease, sell, exchange, assign, transfer, mortgage, pledge, or otherwise dispose of, to guarantee, to invest, trade, and deal in and with personal property of every class and description.

D.           To enter into any kind of contract or agreement, cooperative or profit sharing plan with its officers or employees that the corporation may deem fit.

E.           To purchase, lease, or otherwise acquire, in whole or in part, the business, goodwill, rights, franchises and property of every kind, and to undertake the whole or any part of the assets or liabilities, of any person, firm, association, non-profit or profit corporation, or own property necessary or suitable for its purposes, and to pay the same in cash, in the stocks or bonds of the corporation or otherwise, to hold or in any manner dispose of the whole or any part of the business or property so acquired and to exercise all of the powers necessary or incidental to the conduct of such business.

F.           To lend or borrow money and to negotiate and make loans, either on its own account or as agent or broker for others.

G.           To enter into, make, perform and carry out contracts of every kind and for any lawful purpose, without limit as to amount with any person, firm, association, cooperative, profit or non-profit corporation, municipality, state or government or any subdivision, district or department thereof.

H.           To buy, sell, exchange, negotiate, or otherwise deal in, or hypothecate securities, stocks, bonds, debentures, mortgages, notes or other collateral or securities, created or issued by any corporation wherever organized including this corporation, within such limits as may be provided by law, and while owner of any such stocks or other collateral to exercise all rights, powers and privileges of ownership, including the right to vote the same, and to subscribe for stock of any corporation to be organized, other than to promote the organization thereof.

I.            To purchase or otherwise acquire, own, hold, lease, sell, exchange, assign, transfer, mortgage, pledge, license or otherwise dispose of any letters, patents, copyrights, or trademarks of every class and description.

J.            To do any and all other such acts, things, business or businesses in any manner connected with or necessary, incidental, convenient or auxiliary to do any of these objectives hereinbefore enumerated, or calculated, directly or indirectly, to promote the interest of the corporation; and in carrying on its purposes, or for the purpose of obtaining or furthering any of its businesses, to do any and all acts and things, and to exercise any and all other powers which a natural person could do or exercise, and which now or hereafter may be authorized by law, here and in any other part of the world.

K.           The several clauses contained in this statement of powers shall be construed in each of these clauses and shall be in no way limited or restricted by reference to or inference from the terms of any other clauses, but shall be regarded as independent purposes and powers; and no recitation, expression or declaration of specific or special powers or purposes herein enumerated shall be deemed to be exclusive, but is hereby expressly declared that all other lawful powers not inconsistent herewith are hereby included. The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended (the “DGCL”).

ARTICLE IV

The total number of shares of all classes which the Corporation shall have authority to issue is Two Hundred Seventy Five Million (275,000,000) of which Twenty-five Million (25,000,000) shall be Preferred Shares, par value $0.001 per share, and Two Hundred Fifty Million (250,000,000) shall be Common Shares, par value $0.001 per share, and the designations, preferences, limitations and relative rights of the shares of each class are as follows:

A.            Preferred Shares. The Corporation may divide and issue the Preferred Shares in series. Preferred Shares of each series when issued shall be designated to distinguish it from the shares of all other series. The Board of Directors is hereby expressly vested with authority to divide the class of Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by this Certificate of Incorporation and the laws of the State of Delaware in respect to the following;

(1)        The number of shares to constitute such series, and the distinctive designations thereof;

(2)        The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

(3)        Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(4)        The amount payable upon shares in event of involuntary liquidation;

(5)        The amount payable upon shares in event of voluntary liquidation;

(6)        Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(7)        The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(8)        Voting powers, if any; and

(9)        Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

B.            Common Shares.

(1)       The rights of holders of Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors or the corporation providing for the issuance of one or more series of the Preferred Shares.

(2)       The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.

No holder of shares of the Corporation of any class shall have any preemptive or preferential right in or preemptive or preferential right to subscribe to or for or acquire any new or additional shares, or any subsequent issue of shares, or any unissued or treasury shares of the corporation, whether now or hereafter authorized, or any securities convertible into or carrying a right to subscribe to or for or acquire any such shares, whether nor or hereafter authorized. All shares are to be non-assessable.

ARTICLE V

The Board of Directors of the Corporation shall consist of that number of directors to be fixed from time to time in the manner provided in the Corporation’s Bylaws, each of who will serve as the Corporation’s director until his or her successor is duly elected and qualified.

ARTICLE VI

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the DGCL in existence either now or hereafter.

ARTICLE VII

The Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

ARTICLE VIII

The directors of the Corporation shall have the power to adopt, amend or repeal the Corporation’s Bylaws.

ARTICLE IX

The Corporation shall have perpetual existence.

IN WITNESS WHEREOF, Greenwood Design Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf by the undersigned authorized officer on January 5, 2018.

GREENWAY DESIGN GROUP, INC.

By:
Name:	Jason Cardiff
Title:	Chief Executive Officer

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